Exhibit 99.1

Tekni-Plex, Inc. Announces Receipt of Additional Equity; Closing of Bond Offering and Entry into New Credit Facility

     Coppell, Texas, June 14, 2005 — Tekni-Plex, Inc. (the “Company”) announced that on June 10, 2005, it received $12 million in additional equity financing from existing investors. The receipt of this additional equity together with approximately $19 million of equity financing the Company received previously satisfied the conditions to the effectiveness of the Company’s previously announced consent solicitation. The third supplemental indenture to the Company’s indenture dated as of June 21, 2000, among the Company, certain subsidiary guarantors and HSBC Bank USA National Association, as trustee, relating to its 12 3/4% Senior Subordinated Notes Due 2010, is now effective.

     In addition, the Company closed its previously announced offering of $150 million aggregate principal amount of its 10 7/8% senior secured notes due 2012. The net proceeds from the offering, together with the additional equity financing were used to repay all amounts outstanding and cancel commitments under its existing senior secured credit facility. Concurrently, the Company entered into a new four-year $65 million asset based, revolving credit facility.